UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2009

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32179	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Campus Drive

Marlborough, MA  01752

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (508) 683-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.                     Entry Into a Material Definitive Agreement.

Private Placement

On June 11, 2009, Exact Sciences Corporation (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain investors in connection with the private issuance and sale to such investors of the Company’s common stock, $0.01 par value per share (“Common Stock”), at a per share price of $1.90, for an aggregate purchase price of $8.2 million (the “Private Placement”).  The per share price represents the average closing price for the Company’s common stock for the ten days prior to the closing date.

A copy of the form of Purchase Agreement is attached hereto as Exhibit 10 and is incorporated herein by reference.

License Agreement with MAYO Foundation for Medical Education and Research

On June 11, 2009, the Company entered into a license agreement (the “License Agreement”) with MAYO Foundation for Medical Education and Research  (“MAYO”).  Under the License Agreement, MAYO granted the Company an exclusive, worldwide license within the field (the “Field”), of stool or blood based cancer diagnostics and screening (excluding a specified proteomic target) (the “Proteomic Target”) with regard to certain MAYO patents and a non-exclusive worldwide license within the Field with regard to certain MAYO know-how. The License Agreement grants the Company an option to include the Proteomic Target within the Field upon written notice by the Company to MAYO during the first year of the term. The patent and know-how rights granted to the Company were developed by MAYO’s Dr. David Ahlquist and researchers in his laboratory at MAYO.  The licensed patents cover advances in sample processing, analytical testing and data analysis associated with non-invasive, stool-based DNA screening for colorectal cancer.  Under the License Agreement, the Company assumes the obligation and expense of prosecuting and maintaining the licensed patents and is obligated to make commercially reasonable efforts to bring products covered by the licenses to market.

The License Agreement obligates the parties to negotiate in good faith the terms of a sponsored research agreement (the “SRA”) with the goal of executing that agreement within thirty days of the effective date of the License Agreement.

Under the License Agreement, the Company is required to make certain up-front, milestone and royalty payments to MAYO, as well as provide funding for future work in Dr. Ahlquist’s lab.  The License Agreement requires that the Company pay MAYO $80,000 within thirty days of the effective date.  A milestone fee of $250,000 is due upon the commencement of patient enrollment in a human cancer screening clinical trial in support of a 510k or pre-market approval (PMA), and a milestone fee of $500,000 is due upon Food and Drug Administration (FDA) approval.  The License Agreement requires the Company to pay MAYO specified royalties based on sales of products or services covered by the licensed intellectual property.  A minimum royalty of $10,000 is due on the third anniversary of the execution of the License Agreement and a minimum royalty of $25,000 is due on the fourth anniversary of the execution of the License Agreement and each anniversary thereafter during the term.  The Company is obligated to support research in the laboratory of Dr. Ahlquist during the first year of the License Agreement

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at a minimum level of $500,000, subject to mutually agreed upon work plans and budgets and  execution of the SRA.  The Company is also obligated to reimburse MAYO for a portion of Dr. Ahlquist’s salary and benefits.

Also pursuant to the License Agreement, the Company is obligated to grant MAYO two warrants to purchase 1 million and 250,000 shares, respectively, of the Company’s Common Stock.  The warrants have six-year terms and are exercisable at a price of $1.90 per share.  The 250,000 share warrant vests over four years at the rate of 62,500 shares per year (the six-year term extends from each vesting date with respect to the warrants vesting on that date).  The warrants include a cashless exercise provision.

3.02.                     Unregistered Sales of Equity Securities.

On June 11, 2009, pursuant to the Purchase Agreements, the Company consummated the sale of 4,315,792 shares of its Common Stock, at a per share price of $1.90 for aggregate consideration of $8.2 million.  The Company sold the Shares to certain accredited investors without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Additional information regarding the shares and the Purchase Agreements is included under Item 1.01 of this Report on Form 8-K and is incorporated herein by reference.

8.01.                     Other Events.

On June 11, 2009, the Company issued a press release with respect to the Private Placement and the entry into the License Agreement with MAYO.  A copy of the press release is attached hereto as Exhibit 99 to this report and is incorporated by reference herein.

9.01.                     Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: June 11, 2009	By:	/s/ Maneesh Arora
Maneesh Arora
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10	Form of Securities Purchase Agreement

99	Press release, dated June 11, 2009, issued by Exact Sciences Corporation